Exhibit 3.1

December 13, 2024

Re: Note Purchase Agreement

WHEREAS, this letter agreement (the “Letter Agreement”) is entered into in connection with that certain Note Purchase Agreement, dated as of February 1, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”; capitalized terms used herein that are undefined shall have the meaning given thereto in the Note Purchase Agreement), by and among Interactive Strength Inc., a Delaware corporation (“TRNR”), CLMBR Holdings LLC, a Delaware limited liability company (“CLMBR” and collectively with TRNR, the “Borrower”), Treadway Holdings LLC (the “Purchaser”), and Woodway USA, Inc., a Wisconsin corporation (the “Guarantor”);

WHEREAS, capitalized term used herein shall have the meanings ascribed to them in the Note Purchase Agreement;

WHEREAS, the Note Purchase Agreement was previously amended by a letter agreement dated as of November 11, 2024 in connection with the issuance of an amended and restated senior secured convertible promissory note;

WHEREAS, the Borrower and the Purchaser desire to further amend the Note Purchase Agreement to allow for extensions to the Maturity Date on the terms and conditions set forth herein; and

WHEREAS, the Guarantor desires to reaffirm that the Guaranty Agreement will remain in full force and effect following such extensions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, each of the Borrower, the Purchaser and the Guarantor agree as follows.

1.
The effectiveness of the amendment set forth in Section 2 below is expressly conditioned upon the Borrower paying all of the Purchaser’s accrued but unpaid legal fees incurred in connection with this Letter Agreement and the other Note Documents in accordance with Section 13.12 of the Note Purchase Agreement.

2.
Subject to Section 1 above, Section 3.2(a) of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“(a) Maturity Date. The Borrower shall redeem the Notes on December 15, 2024 (the “Maturity Date”), by payment in Cash in full of the entire outstanding principal balance thereof (including all unpaid interest that has been added to the outstanding principal amount of such Note pursuant to Section 3.1(b)), together with any unpaid interest accrued thereon to such date; provided that, the Borrower shall have the option, upon written notice to the Purchaser and payment of the Extension Fee (as defined below), which notice and payment must be made at least five (5) days prior to the Maturity Date, to extend the Maturity Date for an additional thirty (30) day period (each an “Extension”). The Borrower shall be entitled to up to three (3) Extensions provided it timely provides written notice thereof and pays the applicable Extension Fee, plus all accrued but unpaid interest on the Notes. Each “Extension Fee” shall be an amount in Cash, calculated as of the Maturity Date prior to giving effect to such Extension, equal to five percent (5%) of the sum of (A) the outstanding principal balance of the Notes plus (B) the principal amount of converted Notes for which Purchaser is still holding the resulting Conversion Shares. For each Extension period, if the principal amount of the Notes converted by the Purchaser during such Extension period is less than the purchase price received by the Purchaser upon the sale of the resulting Conversion Shares (such difference, the “Conversion Profit”), then the Extension Fee for the following Extension shall be reduced by an amount equal to such Conversion Profit (but not less than zero).”

3.
The Borrower and Purchaser acknowledge and agree that, as of the date of this Letter Agreement: (i) the $200,000 that was being held as cash collateral by the Purchaser has been applied to reduce the principal of the Notes; and (ii) the Purchaser is holding Conversion Shares from the conversion of $170,000 in principal amount of Notes.

4.
The Borrower and Purchaser acknowledge and agree that in connection with the execution and delivery of this Letter Agreement the Borrower has exercised its option for the first Extension, has paid the applicable Extension Fee of $160,000 and reimbursed all of the Purchaser’s accrued but unpaid legal fees in the amount of $17,000, and therefore the Maturity Date as of the date hereof is January 14, 2025.

5.
Except as expressly provided herein, the Note Purchase Agreement and the other Note Documents shall remain unmodified and in full force and effect. Except as expressly set forth herein, this Letter Agreement shall not be deemed (a) to be a waiver of, or consent to, a modification or amendment of, any other term or condition of the Note Purchase Agreement or any other Note Document, (b) to prejudice any other right or rights which the Purchaser may now have or may have in the future under or in connection with the Note Purchase Agreement or any other Note Document or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time, (c) to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with the Note Parties or any other Person with respect to any waiver, amendment, modification or any other change to the Note Purchase Agreement or any other Note Document or any rights or remedies arising in favor of the Purchaser under or with respect to any such documents or (d) to be a waiver of, or consent to or a modification or amendment of, any other term or condition of any other agreement by and among the Note Parties, on the one hand, and the Purchaser, on the other hand.

6.
Each of TRNR and CLMBR hereby (a) acknowledges and agrees that all of its Obligations under the Note Purchase Agreement and the other Note Documents are reaffirmed and remain in full force and effect on a continuous basis, (b) reaffirms each Lien granted by it to the Purchaser, (c) acknowledges and agrees that the grants of security interests by it pursuant to any Note Document shall remain, in full force and effect after giving effect to this Letter

Agreement, and (d) agrees that the Obligations include, among other things and without limitation, the prompt and complete payment and performance when due and payable (whether at the stated maturity, by acceleration or otherwise) of the Obligations. Nothing contained in this Letter Agreement shall be construed as substitution or novation of the Obligations outstanding under the Note Purchase Agreement or the other Note Documents, which shall remain in full force and effect. The terms and provisions of the Note Purchase Agreement are reaffirmed, ratified and confirmed and shall continue in full force and effect.

7.
The Guarantor hereby acknowledges and agrees that all of its obligations under the Guaranty Agreement are reaffirmed and remain in full force and effect on a continuous basis, including following any Extension of the Maturity Date. Nothing contained in this Letter Agreement shall be construed as substitution or novation of the obligations outstanding under the Guaranty Agreement, which shall remain in full force and effect. The terms and provisions of the Guaranty Agreement are reaffirmed, ratified and confirmed and shall continue in full force and effect, including following any Extension of the Maturity Date.

8.
This Letter Agreement constitutes a Note Document, and any breach of any covenant or obligation set forth herein shall constitute an Event of Default under the Note Purchase Agreement.

9.
In consideration of the agreements of the Purchaser contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of TRNR and CLMBR, on behalf of itself and its past, present and future Subsidiaries, successors, assigns, managers, members, officers, directors, agents, employees, professionals and other representatives (solely in their capacity as such and not in any other capacity) (the “Releasing Parties,” and each, a “Releasing Party”), hereby absolutely, unconditionally, and irrevocably releases, remises, and forever discharges the Purchaser and each of its respective past, present and future stockholders, members, partners, managers, principals, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, professionals, agents, and other representatives, and their respective successors and assigns (the “Released Parties,” and each, a “Released Party”) of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages, and any and all other claims, counterclaims, defenses, rights of set off, demands, and liabilities whatsoever (each, individually, a “Claim,” and collectively, “Claims”) of every kind and nature, known or unknown, at law or in equity, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Released Parties, whether held in a personal or representative capacity, which any such Releasing Party may now or hereafter own, hold, have, or claim to have against any Released Party for, upon, or by reason of any circumstance, action, cause, omission, event or thing whatsoever which arises at any time on or prior to the date hereof, including, without limitation, for or on account of, or in relation to, or in any way in connection with this Letter Agreement, the Note Documents, or transactions contemplated hereunder or thereunder. Each Releasing Party understands, acknowledges, confirms, and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit, or other proceeding which may be instituted, prosecuted, or attempted in breach of the provisions of such release. Each of the parties acknowledges and agrees that the foregoing release is a material inducement to the Purchaser’s execution of this Letter Agreement and, but for the foregoing release, the Purchaser would not be willing to enter into this Letter Agreement. Each Releasing Party agrees that no fact, event, circumstance, evidence, or transaction which could now be asserted or which may hereafter be discovered shall affect, in any manner, the final, absolute, and unconditional nature of the release set forth above.

10.
Each of TRNR and CLMBR, on behalf of itself and its successors, assigns and other legal representatives, hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of each Released Party that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any Claim released, remised and discharged by the Loan Parties pursuant to the paragraph above. If TRNR, CLMBR or any of their respective successors, assigns or other legal representatives violate the foregoing covenant, each of TRNR and CLMBR , for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all reasonable attorneys’ fees and costs incurred by any Released Party as a result of such violation.

11.
In case any provision of this Letter Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Letter Agreement, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12.
Each of Sections 13.5 (Signatures; Counterparts), 13.7 (Governing Law) and 13.8 (Jurisdiction, Jury Trial Waiver, Etc.) of the Note Purchase Agreement are hereby incorporated herein by reference, mutatis mutandis.

[signature page follows]

Exhibit 3.1

Please indicate confirmation of the terms provided in this Letter Agreement by executing in the space provided below.

Very truly yours,

INTERACTIVE STRENGTH INC.

By: _/s/ Trent Ward ______________
Name: Trent Ward
Title: Chief Executive Officer

CLMBR HOLDINGS LLC

By: _/s/ Trent Ward ______________
Name: Trent Ward
Title: Chief Executive Officer

WOODWAY USA, INC.

By: _/s/ Douglas Bayerlein _________
Name: Douglas Bayerlein
Title: President

ACCEPTED AND AGREED:

TREADWAY HOLDINGS LLC

By:__/s/ Ron Freidman_________
Name: Ron Freidman

Title: Authorized Signatory